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FOR IMMEDIATE RELEASE
                                             CONTACT: JOSEPH M. DOTSON
                                             Chief Financial Officer
                                             Park Meridian Financial Corporation
                                             (704) 366-7275


                       PARK MERIDIAN FINANCIAL CORPORATION
                ANNOUNCES ISSUANCE OF TRUST PREFERRED SECURITIES


CHARLOTTE, NC - FEBRUARY 22, 2001 - Park Meridian Financial Corporation (OTCBB -
PMFN), parent of Park Meridian Bank, announced today that its recently organized subsidiary, Park Meridian Statutory Trust I, had issued $3,000,000 face amount trust preferred securities in a pooled trust preferred issue completed today. The net proceeds of the offering of the trust preferred securities have been loaned by the trust subsidiary to Park Meridian Financial Corporation to be used for general corporate purposes.

Park Meridian Financial Corporation is a bank holding company based in Charlotte, North Carolina. Its principal activity is the ownership of Park Meridian Bank, a private bank with two offices in Charlotte and a third scheduled to open in May 2001 in the Lake Norman area. The bank conducts activities in the areas of commercial banking, equipment leasing, wealth management and mortgage banking.

Park Meridian's common stock is traded over-the-counter on the NASD electronic bulletin board under the symbol PMFN. The sale of the trust preferred securities was not registered under the Securities Act of 1933 and the trust preferred securities may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the applicable registration requirements of that Act.


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